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Exhibit 99.1

EPIX Medical Contact Information
Peyton Marshall, Chief Financial Officer
Sydney Barrett, Investor Relations Manager
Phone (617) 250-6012

FOR IMMEDIATE RELEASE
July 28, 2003

EPIX Announces Follow-on Public Offering

CAMBRIDGE, MA, July 28, 2003—EPIX Medical, Inc. (Nasdaq: EPIX), a developer of specialty pharmaceuticals for magnetic resonance imaging (MRI), today announced that it plans to publicly offer 4,300,000 shares of its common stock. The offering would be made from a registration statement covering shares of common stock that became effective in January 2003. EPIX would grant to the underwriters an option to purchase an additional 645,000 shares of its common stock within 30 days after the offering to cover over-allotments incurred in the offering. SG Cowen and Wells Fargo Securities, LLC are co-lead managers of the offering, with SG Cowen acting as bookrunning lead manager. Needham & Company, Inc. and WR Hambrecht+Co are acting as co-managers.

EPIX is a specialty pharmaceutical company based in Cambridge, MA, engaged in developing targeted contrast agents to transform the diagnosis and clinical management of disease using MRI. The Company's principal product under development, MS-325, is an investigational new drug designed to enhance MRI and is designed to detect vascular disease. The Company has completed enrollment in and reported preliminary results for a Phase III clinical trial program to test the safety and efficacy of MS-325 for the imaging of vascular disease outside the heart. Schering AG is the exclusive worldwide sales and marketing partner for MS-325.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. A shelf registration statement relating to the shares that the Company intends to sell has previously been filed with, and declared effective by, the Securities and Exchange Commission. Any offer, if at all, will be made only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. A copy of the prospectus supplement related to the offering can be obtained when available from SG Cowen Securities Corporation at 1221 Avenue of the Americas, 6th Floor, New York, NY 10020 or through ADP by fax (631) 254-7268.

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EPIX Announces Follow-on Public Offering